EXHIBIT 99


PRESS RELEASE
-------------
PACIFIC SCIENTIFIC COMPANY
620 Newport Center Drive
Suite 700
Newport Beach, CA 92660
T:  (714) 720-1714
F:  (714) 720-1083

Contact:   Richard V. Plat
           Executive Vice President

FOR RELEASE APRIL 9, 1997, 8:30 AM EDT
--------------------------------------

PACIFIC SCIENTIFIC COMPANY
TO SEEK STRATEGIC BUYER FOR ITS SOLIUM BUSINESS
AND WILL TAKE ONE-TIME CHARGE


NEWPORT BEACH, CALIFORNIA (April 9, 1997) Pacific Scientific Company (NYSE-PSX) announced today that it will seek a strategic buyer for its Solium technology and equipment and will phase out of its Solium subsidiary. As a result, the Company will report a one-time charge of approximately $12 million, net of taxes, which will be recognized in the first fiscal quarter of 1997, ended March 28th. Solium will be reclassified as a discontinued operation on the financial statements of the Company.

Chairman, President & CEO Lester Hill stated that the Company continues to believe in the viability of the Solium technology. However, after careful evaluation of the Solium operations over the past nine months, management has concluded that Pacific Scientific does not have the market and industry position to achieve sufficient success in the near term. Moreover, he added, "Continuing the Solium business would result in ongoing losses and the need for significant additional cash investment over some period of time to gain market share from already well-established producers in the ballast and lamp business."

Over the past two years, Solium operations have resulted in a $0.94 per share charge against the Company's reported earnings. After the Solium discontinuance, the Company's earnings from continuing operations will be restated to $1.15 in 1995 and $0.81 in 1996, versus the previously reported $1.01 for 1995 and $0.01 for 1996.

Hill said that he is encouraged by the prospects for the Company's base business. "We look forward to enhancing overall performance by concentrating on our basic businesses of electrical equipment and safety equipment," he added.

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Pacific Scientific Company
April 9, 1997




Hill said that the Company's financial position is strong. At year-end 1996, the Company had working capital of $83 million and a debt-to-capital ratio of 42%. The cash to be expended in the discontinuance of Solium is not expected to adversely affect the Company's ability to finance operations and fund planned capital expenditures.

Hill said that the decision to sell Solium was made with the full realization that there may be significant long-range potential for the Solium product line. He added, however, that it has become clear that other companies are better positioned to realize Solium's potential.

Over the past nine months, Solium has been reengineering its line of electronic ballasts, which now appear to meet performance goals. These ballasts are being shipped to customers in modest quantities and provide low cost dimming and Sense-A-Volt capability. Solium has applied for 23 patents and three have been issued to date.

Hill said that Pacific Scientific will offer for sale the Solium technology, patents, designs, and manufacturing equipment. The Company will also make available its experienced Solium key technical staff. No negotiations are presently underway which would result in transferring the Solium product line to another company. The final outcome of any such future negotiations cannot be determined at this time.

The Solium discontinuance charge will include the net cost of closing-out its Randolph, Massachusetts facility; inventory revaluation; write-down of machinery and equipment, including customized automation equipment; write-off of intangibles and certain other assets; severance expense and the expected costs of transitioning the business to a new owner. The Company does not presently expect further charges with regard to Solium's operations, Hill stated.

Pacific Scientific Company designs, manufactures and markets electrical equipment and safety equipment.

PSC-364
04/09/97





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Pacific Scientific Company
April 9, 1997


QUESTIONS AND ANSWERS FOR THE PRESS RELEASE

PACIFIC SCIENTIFIC COMPANY
TO SEEK STRATEGIC BUYER FOR ITS SOLIUM BUSINESS
AND WILL TAKE ONE-TIME CHARGE


1. What will the restated earnings of Pacific Scientific for 1995 and 1996 be after the discontinuance of Solium?

                              INCOME (LOSS) PER SHARE
             ------------------------------------------------------------
                        1995                            1996
             -----------------------------  -----------------------------
             Q-1   Q-2   Q-3   Q-4   TOTAL  Q-1   Q-2   Q-3   Q-4   TOTAL
             ----  ----  ----  ----  -----  ----  ----  ----  ----  -----
Continuing
Operations   $.24  $.28  $.30  $.33  $1.15  $.25  $.18  $.18  $.20  $.81

Discontinued
Operations      -  (.02) (.05) (.07)  (.14) (.10) (.48) (.11) (.11) (.80)
-------------------------------------------------------------------------
    Total    $.24  $.26  $.25  $.26  $1.01  $.15 ($.30) $.07  $.09  $.01

2. What effect will the disposition of Solium have on the remaining "core" or "base" business of Pacific Scientific?

Solium has been the recipient of a considerable amount of the Company's cash flow for the last two years. This cash flow in the future can be concentrated on the base business. The only other interplay between Solium and the other operating units has been circuit board assembly and testing. The ongoing nature of this function is discussed in answer 7.

3. What has been the cost to date of Solium to the shareholders?

The loss through the end of 1996 was 94 cents per share. The expected 1997 first quarter Solium operating loss and charge for discontinuance will be approximately $1.10 per share. As a result, the total expected loss from Solium will be approximately $2.04 per share. The Company does not presently expect further charges relating to Solium operations.

4. Why has Pacific Scientific decided to phase out of the Solium business?

The Company believes that the Solium business can become viable more quickly if Solium was part of another company that is already a well established producer in the ballast and lamp business.
5.    Why did Solium not meet Pacific Scientific's expectations?

Certain Solium products have been reengineered and now appear to meet and demonstrate their technical objectives of low cost dimming and Sense-A-Volt capability. However, the time schedule for meeting these objectives has been longer than expected, and the task of gaining an acceptable market share is more difficult than originally anticipated.


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Pacific Scientific Company
April 9, 1997


6. What price do you expect to receive for the Solium business?

The Company will attempt to get the best price possible. Payment may be in the form of an outright purchase or a long-term license agreement. The consideration to be received will be the subject of negotiation. The Company does not speculate on an amount, which might be received. No negotiations are presently underway.

7.    How many employees does Solium have at this time?

The Solium facility in Randolph, Massachusetts has 75 employees. Of these, 29 are directly involved in engineering and sales of Solium products. It is expected that approximately half of the Solium engineering and sales employees will be retained as a staff of key employees for the future owners of the business.
The remaining 46 employees are involved with inserting components on circuit boards and testing the boards for internal use in other Pacific Scientific divisions, primarily the Motion Technology Division. This activity will continue. Additional employees are expected to be hired for this ongoing circuit board activity and it may be relocated to improve productivity in support of the Motion Technology Division.

8. How does this decision to sell the Solium business affect the pending class action litigation?

The decision to sell the Solium business is expected to have no effect on the defense of the class action litigation. The
Company will continue to defend these cases vigorously.

9. Will Solium continue its engineering, take orders and ship products while a buyer for the business is being sought?

Yes, the Company will continue to work on several engineering projects, build some products and stay in contact with the Solium customers.

10. How do you expect to proceed in selling the Solium business?

An offering memorandum is being prepared which fully describes the business and assets to be transferred. This memorandum will be made available to specific potential purchasers.

11.    How long will it take to complete the sale of Solium?

The Company will make every effort to select, negotiate and complete the transition of the Solium business to a new owner in a timely manner, but does not wish to speculate on the time required to complete a transaction.

12.    What will Pacific Scientific be selling?

The principal assets are intellectual property - pending and issued patents, designs, in-process engineering and manufacturing know-how. The physical assets will include inventory;
engineering, testing, and manufacturing equipment; and facilities.




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